CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial

Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated December 12, 2005, which is incorporated by reference, in this Registration Statement (Form N-1A 33-26830 and 811-5717) of Dreyfus Worldwide Dollar Money Market Fund, Inc.

ERNST & YOUNG LLP

New York, New York February 22, 2006